Exhibit 10.3

Global Markets & Investment Banking Group

The Royal Bank of Scotland Group plc
For the attention of Mr. Guy Whittaker
RBS Gogarburn
PO Box 1000
Edinburgh EH12 1HQ
United Kingdom

28 May 2007

Dear Sirs

Re:                             ABN AMRO Holding N.V. - Standby Underwriting Commitment in favour of RBSG

1.             We are writing in connection with the proposed participation of The Royal Bank of Scotland Group plc (RBSG) in a consortium comprising RBSG, Banco Santander Central Hispano, S.A., Fortis SA/NV and Fortis N.V. (together, the Investors) formed for the sole purpose of acquiring the entire issued and to be issued share capital of ABN AMRO Holding N.V. (ABN AMRO) (the Proposed Acquisition) on terms to be agreed by the Investors. In order to finance RBSG’s participation in the Proposed Acquisition, RBSG is contemplating effecting (and/or procuring that one or more of its directly or indirectly owned entities effects) one or more issuances of Relevant Securities (as defined below) to raise up to EUR6,230,000,000 (the Financing Amount).

2.             On the basis of and subject to the terms of this letter, Merrill Lynch International (MLI) hereby undertakes to underwrite one or more issues of Relevant Securities by RBSG (and/or by one or more directly or indirectly owned entities of RBSG, provided that any issue of Relevant Securities by any such entity (other than Royal Bank of Scotland plc) is fully and unconditionally guaranteed on a subordinated basis by RBSG) to raise an amount not exceeding the Financing Amount in aggregate solely for the purposes of financing RBSG’s participation in the Proposed Acquisition. For the purposes of this letter, underwrite means MLI subscribing for or procuring subscribers for the Relevant Securities.

3.             RBSG hereby proposes, subject to paragraph 7:

(a)                                  if the condition set out in paragraph 4 is fulfilled, to raise the Financing Amount through (and/or to procure that one or more of its directly or indirectly owned entities raises the Financing Amount through):

(i)                                     an issue of securities eligible to be treated as part of the innovative or non-innovative tier 1 capital of the RBSG group by Financial Services Authority (Tier 1 Securities); and/or

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(ii)                                  an issue of convertible securities convertible into new RBSG ordinary shares (Convertibles and, together with the Tier 1 Securities, the Relevant Securities);

(b)                                 to take any and all actions which are necessary for the issue of such Relevant Securities including, without limitation:

(i)                                     preparing and submitting, or procuring the preparation and submission, to any applicable stock exchange or exchanges or other regulatory authority or authorities in such jurisdictions, if any, as may be agreed by RBSG and MLI at the time of issue of the relevant Relevant Securities, a prospectus and/or other documents (including but not limited to public notices) and obtaining any necessary approvals and consents that may be required in connection with the issue of the relevant Relevant Securities under any applicable law or regulation in such jurisdictions;

(ii)                                  providing MLI and its advisers with all documentation, data and other information as MLI may reasonably request in connection with customary due diligence to be performed for the purposes of the issue of the relevant Relevant Securities (which, for the avoidance of doubt, shall include the obligation to procure all necessary assistance from any of RBSG’s directly or indirectly owned entities which will effect the issue of the relevant Relevant Securities and, where reasonably practicable, ABN AMRO, and where necessary, other members of the ABN AMRO Group (as defined in paragraph 18 below), in each case, in connection therewith) and, upon reasonable notice and at reasonable times, reasonable access to its (and any of RBSG’s directly or indirectly owned entities which will effect the issue of the relevant Relevant Securities, and where practicable and as applicable, ABN AMRO’s, and where necessary, other members of the ABN AMRO Group’s) officers, employees, auditors, legal counsel, properties, offices and other facilities;

(iii)                               prior to executing the relevant Subscription Agreement(s) (as defined in paragraph 9(a)), to convene and hold:

(A)                              meetings of the board of directors or a duly authorised committee of the board of RBSG (and procure that RBSG’s relevant directly or indirectly owned entity or entities convene a meeting or meetings of its or their boards of directors or equivalent) at which the issue of the relevant Relevant Securities (and, if applicable, any subordinated guarantee or support agreement provided by RBSG) is authorised; and

(B)                                where relevant and to the extent necessary, extraordinary general meetings of RBSG (and procure that RBSG’s relevant directly or indirectly owned entity or entities convene an extraordinary general meeting or extraordinary general meetings) at which the issue of such number of shares as is necessary in connection with the issuance of any Convertibles (or other convertible Relevant Securities) shall be submitted for approval by shareholders;

(iv)                              that where one or more of RBSG’s directly or indirectly owned entities (other than Royal Bank of Scotland plc) will effect any issue of Relevant Securities, RBSG will fully and unconditionally guarantee such issue on a subordinated basis; and

(v)                                 to instruct RBSG’s (and its relevant directly or indirectly owned entity or entities’ and, to the extent practicable and necessary, ABN AMRO’s, and where necessary, other members of the ABN AMRO Group’s) auditors in relation to the accounting work to be undertaken (including the provision of comfort letters and, as applicable, opinions customarily given by auditors and/or reporting accountants, as the case may be) in connection with issues of the Relevant Securities in question.

4.             The obligations of MLI to underwrite any issue of Relevant Securities is conditional upon the Investors making a formal offer for the entire issued and to be issued share capital of ABN AMRO by no later than 30 September 2007.

5.             If the condition set out in paragraph 4 is not fulfilled, MLI’s obligation to underwrite any issue of Relevant Securities shall terminate and no party to this letter shall have any claim against any other party to this letter for costs, damages, compensation or otherwise except that:

(a)                                  such termination shall be without prejudice to any accrued rights or obligations under the terms of this letter; and

(b)                                 RBSG shall pay the commissions, fees and expenses specified in the Side Letter (as defined below).

6.                                       MLI shall be entitled, in its absolute discretion and upon such terms as it thinks fit, to extend the time provided for fulfilment of such condition.

7.                                       If the formal offer by the Investors for the entire issued and to be issued share capital of ABN AMRO (the ABN AMRO Offer) lapses or expires, or if the Investors announce that the ABN AMRO Offer will not be made or has been terminated, or if all of the conditions to the ABN AMRO Offer are not satisfied or waived by 31 December 2007, this letter and the undertakings in it shall automatically terminate.

8.             RBSG and MLI acknowledge and agree that the terms of each issue of Relevant Securities (including, for the avoidance of doubt and without limitation, the identity of the issuer(s), the type of securities to be issued, the issue price, the coupon, the term, the denomination, the issue size, the status of the relevant Relevant Securities, the redemption terms, the negative pledge, the events of default, the covenants, the undertakings, the call provisions (if any), the conversion price (if relevant), the anti-dilution provisions (if relevant), the structure of the issue and the security package (if any)) will be determined by RBSG and MLI at the time of issue of the relevant Relevant Securities and RBSG and MLI undertake and agree to (and, where it is anticipated that one or more of RBSG’s directly or indirectly owned entities will effect an issue of Relevant Securities, RBSG agrees to procure that such entity or entities, as the case may be, will) determine those terms acting reasonably and in good faith and taking account of, amongst other things, customary terms for issues of such securities in the relevant market, the results of MLI’s due diligence exercise, investor feedback, the then prevailing market conditions and the listing rules of the stock exchange(s) on which the relevant issue of Relevant Securities is to be listed and/or admitted to trading.

9.               (a)   Without prejudice to the undertaking on the part of MLI contained in paragraph 2 to underwrite (as defined in that paragraph) issues of Relevant Securities as contemplated by this letter, but in order to establish the terms of any underwriting in a relevant Subscription Agreement (as defined below) and to facilitate the process of syndication of such issues, RBSG and MLI undertake and agree to (and, where it is anticipated that one or more of RBSG’s directly or indirectly owned entities will effect an issue of Relevant Securities, RBSG agrees to procure that such entity or entities, as the case may be, will) negotiate reasonably and in good faith the terms and conditions of the subscription agreement to be entered into in connection with each issue of Relevant Securities (each a Subscription Agreement). RBSG and MLI agree (and, where it is anticipated that one or more of RBSG’s directly or indirectly owned entities will effect an issue of Relevant Securities, RBSG agrees to procure that such entity or entities, as the case may be, will agree) that the terms and conditions of any Subscription Agreement will be customary for issues of Relevant Securities of the type proposed to be issued, including, for example, the inclusion of an obligation for RBSG to prepare a prospectus in compliance with Directive 2003/71/EC (the Prospectus Directive) and/or the rules of the stock exchange(s) and/or other relevant regulatory authority responsible for regulating the market or exchange on which the relevant issue of Relevant Securities is to be listed and/or admitted to trading and meeting customary international disclosure standards, the provision of customary representations and warranties by RBSG (and, where it is anticipated that one or more of RBSG’s directly or indirectly owned entities will effect the issue of the relevant Relevant Securities, by such entity or entities), the provision of customary comfort letters from RBSG’s auditors (and, where it is anticipated that one or more of RBSG’s directly or indirectly owned entities will effect the issue of the relevant Relevant Securities, by such entity’s or entities’ auditors and, if practicable and as applicable, ABN AMRO’s auditors) in respect of any financial statements of RBSG (or such entity or entities and/or any member of the ABN AMRO Group) forming part of any prospectus, the provision of customary opinions and disclosure letters from RBSG’s legal counsel (and, where it is anticipated that one or more of RBSG’s directly or indirectly owned entities will effect the issue of the relevant Relevant Securities, by such entity’s or entities’ legal counsel) and, where practicable, ABN AMRO’s legal counsel, the provision of customary indemnities by RBSG (and, where it is anticipated that one or more of RBSG’s directly or indirectly owned entities will effect the issue of the relevant Relevant Securities, by such entity or entities) in favour of MLI and any other banks which may be party to that Subscription Agreement, customary conditions, orderly market and termination provisions and customary force majeure provisions. In addition, the parties agree that any Subscription Agreement will, if necessary, contain provisions to ensure that a Change of Control (as defined in paragraph 18 below) does not occur or a breach of the relevant legal or regulatory restrictions relating to a Change of Control does not occur. For the avoidance of doubt, the term “customary” when used in this paragraph 9 shall mean customary (i) for issues of securities of the type proposed to be issued, (ii) at the time the relevant Subscription Agreement is entered into, (iii) for global investment banks of international repute of securities of the type proposed to be issued which may involve a distribution of securities into the United States, and (iv)

which is consistent with any similar issues made by RBSG or entities owned by RBSG and underwritten by MLI or affiliates of MLI in the relevant market.

(b)                                 Any termination of a Subscription Agreement shall be without prejudice to MLI’s undertaking to underwrite one or more issues of Relevant Securities by RBSG (and/or by one or more directly or indirectly owned entities of RBSG) pursuant to paragraph 2.

10.                                 If RBSG reasonably believes that MLI:

(a)                                  is not acting reasonably and in good faith or in accordance with paragraph 8 above in relation to the determination of the issue price and/or other key terms of the Relevant Securities; and/or

(b)                                 is not negotiating reasonably and in good faith the terms and conditions of the relevant Subscription Agreement in accordance with paragraph 9 above,

RBSG will notify MLI in writing of its belief and, if within 48 hours after receipt thereof by MLI, there has not been reasonable and good faith action taken by MLI to agree an indicative issue price and/or the other relevant key terms of the relevant Relevant Securities that are more commercially acceptable to RBSG, RBSG may then seek to agree an indicative issue price and/or the other key terms (the Third Party Issue Terms) and/or terms and conditions more favourable than those being offered by MLI (the Third Party Terms), with a third party or third parties. If RBSG is successful, it will notify MLI of those Third Party Issue Terms and/or those Third Party Terms. If, within 24 hours from receipt of such notice, MLI has not confirmed in writing its agreement to lead manage (jointly or solely) and underwrite the issue of the relevant Relevant Securities on the Third Party Issue Terms and/or to enter into the Subscription Agreement on terms no less favourable to RBSG than the Third Party Terms, then RBSG’s undertakings contained in paragraphs 3(a) and (b) shall cease to apply provided that such issue is undertaken at a price no less favourable to RBSG than the indicative issue price described above and MLI will cease to have any obligations under this letter in relation to the relevant issue of Relevant Securities.

11.           In consideration of MLI entering into this letter and the letter of even date herewith (the Side Letter), RBSG agrees to pay to MLI certain fees as more particularly set out in the Side Letter.

12.           In addition to the fees payable pursuant to paragraph 11 above, RBSG agrees to pay (or procure that the same is paid) to MLI certain commissions as more particularly set out in the Subscription Agreement (reflecting the terms of the Side Letter).

13.           RBSG acknowledges and agrees that (a) MLI may arrange for the offer of any Relevant Securities in the United States to persons reasonably believed to be qualified institutional buyers (within the meaning of Rule 144 A (Rule 144A) under the U.S. Securities Act of 1933, as amended (the Securities Act)) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A or another exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and (b) Relevant Securities offered outside the United States will be offered in reliance on Regulation S under the Securities Act.

14.           No variation of the terms of this letter shall be effective unless in writing and signed by or on behalf of the parties.

15.           A person who is not party to this letter has no rights under the Contracts (Rights of Third Parties) Act 1999.

16.           This letter is confidential and is not to be disclosed by you to anyone nor relied on by any other person, except that you may disclose a copy to your advisers and to ABN AMRO and its advisers on a non-reliance basis, on the condition that ABN AMRO agrees to keep the existence and contents of this letter confidential. If you are asked by the relevant regulatory authority in the Netherlands or the United Kingdom to disclose this letter to them, you may do so subject to obtaining MLI’s prior written consent (not to be unreasonably withheld).

17.           Without prejudice to MLI’s obligations to underwrite any issue of Relevant Securities, if the issue or delivery of Relevant Securities pursuant to a Subscription Agreement or the performance by MLI of its obligations under a Subscription Agreement would give rise to a Change of Control, MLI will give written notice to RBSG, and MLI and RBSG will consult together and take all such steps as are necessary in order to ensure that a Change of Control does not occur or a breach of the relevant legal or regulatory restrictions relating to a Change of Control does not occur or that the relevant legal and/or regulatory restrictions relating to a Change of Control are complied with (or otherwise not breached). Unless the parties agree otherwise, to the extent that the issue or delivery of Relevant Securities pursuant to the Subscription Agreement or the performance by MLI of its obligations under the Subscription Agreement would give rise to a Change of Control or result in a breach of the relevant legal and/or regulatory restrictions relating to a Change of Control, the issue and delivery of such Relevant Securities to MLI will be delayed until such time or times as may be requested by MLI. No such delay in the issue and delivery of Relevant Securities will delay the due date for payment to RBSG for such Relevant Securities. RBSG agrees to issue the number of Relevant Securities requested by MLI within three trading days of each such request and, if an interest payment or other distribution is paid or made in respect of any Relevant Securities that are issued, to pay or distribute an equivalent amount to MLI in respect of the Relevant Securities that would have been issued but for a delay in its issue due to this paragraph.

18.           For the purposes of this letter:

(a)                                  ABN AMRO Group means ABN AMRO and its subsidiary undertakings; and

(b)                                 Change of Control means any circumstances arising pursuant to which MLI acquires control of, or a controlling interest or qualified participation in, RBSG as such terms are defined under section 178 of the Financial Services and Markets Act 2000 or by any analogous provision of foreign law or regulation.

19.           This letter may be entered into in any number of counterparts and by the parties to it on separate counterparts each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument.

20.           This letter shall be governed by and construed in accordance with English law and the parties submit to the exclusive jurisdiction of the English Courts in relation to matters relating to this letter.

21.           RBSG shall at all times maintain an agent for service of process and any other documents and proceedings in England or any other proceedings in connection with this letter and the Side Letter. Such agent shall be The Royal Bank of Scotland Group plc of 280 Bishopsgate, London EC2M 4RB, United Kingdom (marked “For the attention of the Group Secretary”), and any claim form, judgment or other notice of legal process shall be sufficiently served on RBSG if delivered to such agent at its address for the time being. If such process agent ceases to be able to act, RBSG irrevocably undertakes to appoint another such agent with an address in England and advise MLI of such change. If RBSG fails to appoint another agent within 14 days, MLI shall be entitled to appoint one on RBSG’s behalf and at RBSG’s expense.

22.           Please confirm your agreement with the terms of this letter by signing, dating and returning the enclosed copy of this letter to H James O’Neil at MLI (fax no.: + 44 20 7995-0662).

Yours faithfully,

For and on behalf of Merrill Lynch International

/s/ Matthew Greenburgh

Name:
Title:

Accepted and Agreed.

For and on behalf of The Royal Bank of Scotland Group plc

/s/ Miller McLean

Name:
Title:
Date: